Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: April 25, 2013
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL THIRD QUARTER 2013 RESULTS
-    Reported EPS of $0.67; Stellite accretive $0.02 per share
-   Delivered double-digit operating margin
-    Strong operating cash flow of $150 million year-to-date
-   Guidance modestly revised for weaker macro-economic environment
LATROBE, Pa., (April 25, 2013) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal third-quarter 2013, with earnings per diluted share (EPS) of $0.67 compared with the prior year quarter EPS of $0.93.
“In the March quarter, we again delivered double-digit margin performance and generated strong cash flows, despite another difficult period for industrial and infrastructure activity globally” said Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso.
“We're navigating well in a challenging economic environment, while strengthening our business to be ready to serve our customers as growth returns. In addition, our Stellite acquisition – which completed its first year with Kennametal on March 1 – expands our growth prospects in the energy and power generation sectors.  Our company-specific initiatives will continue to provide opportunities for maximizing revenues, earnings and cash flows.”
Fiscal 2013 Third Quarter Key Developments

•
Sales were $655 million, compared with $696 million in the same quarter last year. Sales decreased by 6 percent, reflecting a 6 percent organic decline, a 5 percent unfavorable impact from fewer business days and a 1 percent unfavorable effect from currency exchange, partially offset by a 6 percent increase due to two months of revenues from Stellite.

•
Operating income was $75 million, compared with $103 million in the same quarter last year. Stellite contributed $2.9 million of operating income in the current year quarter, compared with a net operating loss of $4.6 million in the prior year period. Operating income declined due to lower absorption of manufacturing costs related to reduced sales volume, as well as an ongoing inventory reduction initiative. Partially offsetting these effects, the company reduced operating expense with its continued cost discipline. Excluding the impact of Stellite, operating margin was 12.1 percent, compared with an operating margin of 16.0 percent in the prior year.

•
The effective tax rate was 18.5 percent in the period, compared with 20.4 percent in the prior year. The decrease was primarily driven by the extension of the credit for increasing research activities contained in the American Taxpayer Relief Act of 2012 that was enacted during the current quarter, partially offset by higher relative U.S. earnings in the current year relative to the rest of the world.

•
In accordance with the Securities and Exchange Board of India (SEBI) rules, which require a minimum 25 percent public float, Kennametal was required to sell shares of the company's subsidiary in India by June 2013. The company sold 13 percent of the subsidiary's shares and received net proceeds of approximately $27 million. The company now owns 75 percent of the Indian subsidiary.

•
EPS were $0.67, compared with the prior year quarter EPS of $0.93. The current year includes $0.02 per share accretion from Stellite. The prior year quarter included net loss of $0.05 per share from Stellite.

•	Adjusted return on invested capital (ROIC) was 10.8 percent as of March 31, 2013.

•	Year to date, the company generated $150 million in cash flow from operating activities, compared with
$164 million in the prior year period. Cash flow benefited from the company's ongoing inventory reduction initiative which reduced inventory approximately $40 million year to date, excluding raw materials. Net capital expenditures were $52 million and $56 million for the nine months ended March 31, 2013 and 2012, respectively. For the current nine-month period, the company realized free operating cash flow of $98 million compared with
$108 million for the same period last year.

•
Capital stock repurchased during the quarter were 786,000 shares. Year-to-date purchases total approximately 2.1 million shares, under the amended, multi-year share repurchase program announced in July. Approximately 6.5 million shares remain available for purchase under the program.

Segment Developments for the Fiscal 2013 Third Quarter

•
Industrial segment sales of $374 million declined 11 percent from $419 million in the prior year quarter. The results reflect a 5 percent organic decline, a 5 percent unfavorable impact from fewer business days and a 1 percent unfavorable effect from currency exchange. On an organic basis, sales declined 12 percent in general engineering and 2 percent in transportation, while aerospace and defense sales grew 14 percent. Customer inventory levels remained low, impacting sales in general engineering. The decline in transportation reflected lower vehicle production rates in most geographic regions, while aerospace and defense sales grew with increased production of commercial aircraft. On a regional basis, sales declined approximately 12 percent in the Americas, 10 percent in Asia and 9 percent in Europe.

•
Industrial segment operating income was $45 million compared with $71 million in the prior year. Industrial operating income decreased due to lower absorption of manufacturing costs related to reduced sales volume and an ongoing inventory reduction initiative. Industrial operating margin was 12.0 percent compared with 17.0 percent in the prior year.

•
Infrastructure segment sales of $282 million, up 1 percent from $278 million in the prior year. The increase was driven by 15 percent growth related to two months of revenues from Stellite, partially offset by an 8 percent organic decline and a 6 percent decline from fewer business days. On an organic basis, sales declined by 15 percent in the energy and 6 percent in the earthworks markets. Energy sales decreased globally due to lower drilling activity in oil and gas. Earthworks sales declined from persistently weak underground coal mining activity in North America, where a number of additional mine closures further depressed sales, as well as a delayed start to the road construction season due to the colder March weather. On a regional basis including the organic growth of Stellite, sales decreased approximately 18 percent in the Americas, 6 percent in Europe and remained relatively flat in Asia.

•
Infrastructure segment operating income was $32 million, compared with $34 million in the same quarter of the prior year. Stellite contributed $2.9 million of operating income in the current year quarter, compared with a net operating loss of $4.6 million in the prior year period. Operating income decreased due to the effects of the organic sales decline, as well as lower absorption of manufacturing costs. Infrastructure adjusted operating margin was 13.4 percent compared with 15.1 percent in the prior year.

Fiscal 2013 Year-to-Date Key Developments

•	Sales were $1,918 million, compared with $1,997 million in the same period last year. Sales decreased by
4 percent, driven by a 7 percent organic decline, a 3 percent unfavorable effect from currency exchange and a
2 percent decline due to fewer business days, partially offset by an 8 percent increase from Stellite.

•
Operating income was $206 million, compared with $299 million in the same period last year. Stellite contributed $11.1 million of operating income year to date, compared with a net operating loss of $4.6 million in the prior year period. Operating income decreased primarily due to lower sales volume, lower absorption of manufacturing costs, related to reduced sales volume and an ongoing inventory reduction initiative, as well as unfavorable currency exchange. This decrease was partially offset by reduced operating expense achieved with cost control. Excluding Stellite, year to date adjusted operating margin was 11.2 percent, compared with an operating margin of 15.4 percent in the prior year.

•	EPS were $1.76, compared with the prior year period EPS of $2.72. The current year includes $0.04 per share accretion from Stellite. Prior year included net loss of $0.05 per share from Stellite.
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Recent Actions to Enhance Liquidity and Further Strengthen Financial Position
In April 2013, Kennametal further enhanced liquidity and strengthened its financial position by amending the company's existing revolving bank credit facility, capitalizing upon current market conditions to extend the company's debt maturity profile. The amendment extends the maturity of the existing $600 million credit facility to April 2018.

Outlook
Kennametal adjusted its full-year outlook due to a slower than anticipated recovery in the company's served industrial end markets globally, as well as continued softness in road construction, underground mining, and oil and gas markets in the U.S.  However, the company notes that its order rates have reflected a sequential increase over the prior quarter and expects continued modest improvement, primarily in its industrial end markets.
The company now expects fiscal 2013 sales decline in the range of 5 to 6 percent, with organic sales decline ranging from 8 to 9 percent. Previously, the company had forecast total sales decline ranging from 2 to 4 percent with organic sales decline of 7 to 9 percent.
Based on the revision, the company has reduced its EPS guidance for fiscal 2013 to range from $2.45 to $2.55, versus its previous expectation of $2.60 to $2.80. Included in this outlook is the accretive contribution of the Stellite acquisition, net of integration costs, which is now expected to range between $0.05 and $0.10 per share as compared to the previous range of $0.10 and $0.15 per share.
The company now expects to generate cash flow from operations between $260 million and $280 million for fiscal 2013, compared with the previous range of $290 million to $325 million. Based on anticipated capital expenditures of approximately $90 million to $100 million, the company expects to generate between $170 million and $180 million of free operating cash flow for the full fiscal year, as compared to the previous range of $200 million to $225 million.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.16 per share. The dividend is payable May 22, 2013 to shareowners of record as of the close of business on May 7, 2013.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2013 third-quarter results in a live webcast at 9:00 a.m. ET today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through May 24, 2013.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2013 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products and application engineering backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World's Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company's website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Sales	$655,360	$696,411	$1,917,963	$1,997,030
Cost of goods sold	446,865	449,965	1,301,673	1,267,638
Gross profit	208,495	246,446	616,290	729,392
Operating expense	128,328	138,904	394,967	419,459
Amortization of intangibles	5,194	4,250	15,501	10,982
Operating income	74,973	103,292	205,822	298,951
Interest expense	7,504	8,003	20,430	18,746
Other expense (income), net	749	(486)	502	(1,169)
Income from continuing operations before income taxes	66,720	95,775	184,890	281,374
Provision for income taxes	12,344	19,538	40,158	57,093
Net income	54,376	76,237	144,732	224,281
Less: Net income attributable to noncontrolling interests	460	738	2,285	3,099
Net income attributable to Kennametal	$53,916	$75,499	$142,447	$221,182
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.68	$0.94	$1.79	$2.76
Diluted earnings per share	$0.67	$0.93	$1.76	$2.72
Dividends per share	$0.16	$0.14	$0.48	$0.40
Basic weighted average shares outstanding	79,294	80,110	79,744	80,179
Diluted weighted average shares outstanding	80,619	81,535	80,912	81,434

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2013	June 30, 2012
ASSETS
Cash and cash equivalents	$322,089	$116,466
Accounts receivable, net	442,486	478,989
Inventories	575,889	585,856
Other current assets	101,966	101,651
Total current assets	1,442,430	1,282,962
Property, plant and equipment, net	728,112	742,201
Goodwill and other intangible assets, net	945,407	962,837
Other assets	42,982	46,188
Total assets	$3,158,931	$3,034,188
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$47,135	$75,137
Accounts payable	153,048	219,475
Other current liabilities	204,130	284,010
Total current liabilities	404,313	578,622
Long-term debt and capital leases	703,895	490,608
Other liabilities	296,889	296,737
Total liabilities	1,405,097	1,365,967
KENNAMETAL SHAREOWNERS’ EQUITY	1,721,508	1,643,850
NONCONTROLLING INTERESTS	32,326	24,371
Total liabilities and equity	$3,158,931	$3,034,188

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2013	2012	2013	2012
Outside Sales:
Industrial	$373,807	$418,554	$1,088,155	$1,246,261
Infrastructure	281,553	277,857	829,808	750,769
Total outside sales	$655,360	$696,411	$1,917,963	$1,997,030
Sales By Geographic Region:
North America	$289,508	$326,750	$852,675	$917,917
Western Europe	199,225	193,111	559,812	556,085
Rest of World	166,627	176,550	505,476	523,028
Total sales by geographic region	$655,360	$696,411	$1,917,963	$1,997,030
Operating Income:
Industrial	$44,961	$71,195	$117,552	$206,778
Infrastructure	32,332	34,060	95,248	99,927
Corporate (1)	(2,320)	(1,963)	(6,978)	(7,754)
Total operating income	$74,973	$103,292	$205,822	$298,951
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, Infrastructure sales, operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Infrastructure Sales	Infrastructure Operating Income
2013 Reported Results	$281,553	$32,332
2013 Reported Operating Margin		11.5%
Stellite (2)	(61,209)	(2,865)
2013 Adjusted Results	$220,344	$29,467
2013 Adjusted Operating Margin		13.4%
(2)  Includes three months of Stellite operations (Stellite was acquired March 1, 2012). The two months of acquisition impact included sales of $40.7 million and operating income of $2.4 million.

THREE MONTHS ENDED MARCH 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2013 Reported Results	$655,360	$74,973
2013 Reported Operating Margin		11.4%
Stellite (2)	(61,209)	(2,865)
2013 Adjusted Results	$594,151	$72,108
2013 Adjusted Operating Margin		12.1%

THREE MONTHS ENDED MARCH 31, 2012 - (UNAUDITED)

(in thousands, except percents)	Infrastructure Sales	Infrastructure Operating Income
2012 Reported Results	$277,857	$34,060
2012 Reported Operating Margin		12.3%
Acquisition impact (3)	(22,558)	4,608
2012 Adjusted Results	$255,299	$38,668
2012 Adjusted Operating Margin		15.1%
(3)  Includes the impact of Stellite operations

THREE MONTHS ENDED MARCH 31, 2012 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2012 Reported Results	$696,411	$103,292
2012 Reported Operating Margin		14.8%
Acquisition impact (3)	(22,558)	4,608
2012 Adjusted Results	$673,853	$107,900
2012 Adjusted Operating Margin		16.0%

NINE MONTHS ENDED MARCH 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2013 Reported Results	$1,917,963	$205,822
2013 Reported Operating Margin		10.7%
Stellite (4)	(180,864)	(11,143)
2013 Adjusted Results	$1,737,099	$194,679
2013 Adjusted Operating Margin		11.2%
(4)  Includes nine months of Stellite operations (Stellite was acquired March 1, 2012). The eight months of acquisition impact included sales of $160.4 million and operating income of $10.7 million.

NINE MONTHS ENDED MARCH 31, 2012 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2012 Reported Results	$1,997,030	$298,951
2012 Reported Operating Margin		15.0%
Acquisition impact (3)	(22,558)	4,608
2012 Adjusted Results	$1,974,472	$303,559
2012 Adjusted Operating Margin		15.4%

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended
	March 31,
(in thousands)	2013	2012
Net cash flow from operating activities	$150,358	$164,236
Purchases of property, plant and equipment	(53,808)	(60,657)
Proceeds from disposals of property, plant and equipment	1,763	4,397
Free operating cash flow	$98,313	$107,976

RETURN ON INVESTED CAPITAL (UNAUDITED)
March 31, 2013 (in thousands, except percents)

Invested Capital	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012	Average
Debt	$751,030	$706,859	$601,124	$565,745	$640,871	$653,126
Total equity	1,753,834	1,744,443	1,712,532	1,668,221	1,745,699	1,724,946
Total	$2,504,864	$2,451,302	$2,313,656	$2,233,966	$2,386,570	$2,378,072
		Three Months Ended
Interest Expense		3/31/2013	12/31/2012	9/30/2012	6/30/2012	Total
Interest expense		$7,504	$6,970	$5,956	$8,469	$28,899
Income tax benefit						6,213
Total interest expense, net of tax						$22,686
Net Income		3/31/2013	12/31/2012	9/30/2012	6/30/2012	Total
Net income attributable to Kennametal, as reported		$53,916	$42,142	$46,390	$86,048	$228,496
Stellite acquisition charges		—	—	—	2,267	2,267
Noncontrolling interest		460	1,167	657	504	2,788
Net income, adjusted		$54,376	$43,309	$47,047	$88,819	$233,551
Total interest expense, net of tax						22,686
						$256,237
Average invested capital						$2,378,072
Adjusted Return on Invested Capital						10.8%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$228,496
Total interest expense, net of tax						22,686
						$251,182
Average invested capital						$2,378,072
Return on Invested Capital						10.6%